American CareSource Closes $2 Million Private Placement
Capital infusion will support company’s entry into
$14.5 billion Urgent Care Centers market

DALLAS, May 9, 2014 - American CareSource Holdings (NASDAQ: ANCI), announced today that it has closed a non-brokered private placement of 1 million shares at a price of $2 per share for total proceeds of $2 million. The placement was fully subscribed and was a private offering under the applicable securities laws.
“We are delighted to have closed this private placement, the proceeds of which we are immediately investing in our urgent care strategy. It exemplifies the confidence and enthusiasm there is for our entry into a quickly expanding market in which the company will distinguish itself as the high-quality, patient-centric provider of conveniently available affordable urgent care,” said Dr. Richard W. Turner, the company’s Chairman and CEO.
The company recently announced its definitive agreement to acquire substantially all of the assets of CorrectMed, including two urgent care centers in the Atlanta metro area. The proceeds from the private placement will facilitate the closing of the transaction.
Subsequent to the private placement, the company will have approximately 6.7 million common shares outstanding.

About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 33,300 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary health care services through its network that offers cost-effective adjunctive support that delivers urgent and primary care through a network of free-standing centers as well as its support of physician- and hospital-based services. These providers offer services in 31 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of health care payors and plan sponsors, including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
(972) 308-6830